Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-229681 on Form S-3ASR, and Nos. 333-221176, 333-201636, 333-192019, 333-165261, 333-155304, 333-138716, 333-130270, 333-120395, 333-118322, 333-95901, 333-89008 and 333-43787 on Form S-8 of our reports dated February 13, 2020, relating to the consolidated financial statements and financial statement schedule of Iron Mountain Incorporated, and the effectiveness of Iron Mountain Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 13, 2020